Exhibit 10.1

May 24, 2024

Beth Boulerice

184 Plantation Drive

Tavernier, FL 33070

Dear Ms. Boulerice:

This letter agreement memorializes the following effective as of the dates referenced herein:

1.	your voluntary relinquishment of the titles and roles of Chief Financial Officer and Treasurer and all other officer positions, directorships, trusteeships and other positions or roles that you hold with LXP Industrial Trust (“LXP”) and its subsidiaries and affiliates on March 1, 2025;
2.	as of March 1, 2025 you will continue as an employee of LXP and your title shall be Executive Vice President and your role shall be advisor to the Accounting and Corporate Departments as directed by the Chief Executive Officer of LXP;
3.	the adjustment of your annualized base salary to (i) $500,000 effective January 1, 2025 and (ii) $100,000 effective March 1, 2025;
4.	the amendment and restatement of that certain Executive Severance Policy Agreement, dated February 23, 2022 (the “Existing Executive Severance Policy Agreement”), with the Amended and Restated Executive Severance Policy Agreement, dated as of the date first set forth above (the “A&R Executive Severance Policy Agreement”), between you and LXP, a copy of which is attached as Exhibit A hereto.
5.	your exemption and exclusion from all objective executive compensation programs effective as of the date first set forth above, with the exception of (i) continued participation in the annual cash incentive opportunity under the 2024 executive compensation program as described in LXP’s most recent definitive proxy statement, (ii) a transition cash bonus in the amount of $85,000, payable on or about March 15, 2025, subject to taxes and withholding in accordance with LXP’s customary payroll practices and the execution and non-revocation of a release substantially in the form set forth as an exhibit to the A&R Executive Severance Policy Agreement with references to the A&R Executive Severance Policy Agreement changed to this letter agreement, (iii) all common share awards granted prior to the date first set forth above and (iv) the A&R Executive Severance Policy Agreement;
6.	continuation of all other benefits available to you as an employee of LXP during your service as such, subject to the terms and conditions of any such benefit plans; and
7.	your waiver of any rights you may have under the Existing Executive Severance Policy Agreement, the A&R Severance Policy Agreement and any other LXP policy, benefit or arrangement in connection with the foregoing or that have terms that contradict with the foregoing.

Beth Boulerice

May 24, 2024

All of the payments referenced above are less applicable deductions and withholdings in accordance with LXP’s customary payroll practices. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any laws thereof or choice of law principles that would require the application of the laws of any other jurisdiction.

Please acknowledge your agreement with the terms of this letter agreement by signing where indicated below.

Sincerely,

LXP INDUSTRIAL TRUST

By:__/s/ T. Wilson Eglin___________

Name: T. Wilson Eglin

Title: Chief Executive Officer

AKNOWLEDGED AND AGREED:

/s/ Beth Boulerice__________________

Beth Boulerice

LXP INDUSTRIAL TRUST ■ 515 N. Flagler Drive, Suite 408 ■ West Palm Beach, FL 33401 ■  (212) 692-7200 ■ www.lxp.com

EXHIBIT A

AMENDED AND RESTATED
EXECUTIVE SEVERANCE POLICY AGREEMENT

This amended and restated executive severance policy agreement (this “Policy Agreement”) is hereby entered into by and between Beth Boulerice (the “Executive”) and LXP Industrial Trust (the “Company”), and amends and restates in its entirety that certain executive severance policy agreement, dated February 23, 2022 (the “Prior Agreement”), between the Executive and the Company.

If the Executive’s employment is terminated by the Company without “Cause” or the Executive terminates employment for “Good Reason” prior to March 1, 2027, then the Executive shall be entitled to receive the following (collectively, the “Without Cause or Good Reason Severance Benefits”):

•	a severance payment equal to (A) two (2) times the sum of (i) the Executive’s annual base salary at termination (or if Executive resigned for Good Reason on account of a reduction in annual base salary, Executive’s annual base salary immediately prior to such reduction), and (ii) for any termination prior to June 30, 2025, the average of the Executive’s last two annual cash incentive awards (the “Average Award”) and, for any termination following June 30, 2025, the transition bonus to be paid on or about March 15, 2025 in the amount of $85,000 (the “Transition Bonus”) pursuant to that that certain letter agreement, dated May 24, 2024 (the “Letter Agreement”), between the Executive and the Company; and (B) for any termination prior to June 30, 2025, a pro rata annual bonus determined by multiplying the Average Award by a fraction equal to the number of days Executive was employed during the calendar year of termination divided by 365, and, for any termination following June 30, 2025 until the Executive’s 2025 annual cash bonus is paid, in the amount of the Transition Bonus, paid in a lump sum on the 60th day following Executive’s termination of employment (the “Pro Rata Bonus”); and

•	continuation at the Company’s expense of medical, dental, disability, life insurance and other employee welfare benefits provided to the Executive and/or the Executive’s dependents immediately prior to the Executive’s termination of employment (“Group Healthcare Benefits”) for a period of two (2) years following the date of termination, or if the Executive is ineligible for such Group Healthcare Benefits or if providing such Group Healthcare Benefits would result in adverse tax consequences under Section 105(h) of the Code or any similar law, then a lump sum payment of the cash equivalent of the premiums or other contributions that the Company would otherwise pay to continue coverage of such Group Healthcare Benefits based on the premiums or other contributions in effect at the Executive’s termination of employment, paid on the 60th day following Executive’s termination of employment.

For the avoidance of doubt, in the event that Executive’s employment terminates after the Transition Bonus has already been paid to Executive, Executive shall not be entitled to any Pro Rata Bonus.

If the Executive’s employment is terminated on account of death or by the Company on account of “Disability”, the Executive or the Executive’s estate or designated beneficiaries shall be entitled to receive the following (collectively, the “Death or Disability Severance Benefits”):

•	a benefit payment equal to (i) one (1) times the Executive’s base salary at termination; and (ii) or any termination prior to June 30, 2025, a pro rata annual bonus determined by multiplying the Average Award by a fraction equal to the number of days Executive was employed during the calendar year of termination divided by 365, and, for any termination following June 30, 2025 until the Executive’s 2025 annual cash bonus is paid, in the amount of the Transition Bonus, paid in a lump sum on the 60th day following Executive’s termination of employment; and

•	continuation at the Company’s expense of Group Healthcare Benefits for a period of two (2) years following the date of termination, or if the Executive is ineligible for such Group Healthcare Benefits or if providing them would result in adverse tax consequences under Section 105(h) of the Code or any similar law, then a lump sum payment of the cash equivalent of the premiums or other contributions that the Company would otherwise pay to continue coverage based on the premiums or other contributions in effect at the Executive’s termination of employment, paid in a lump sum on the 60th day following Executive’s termination of employment.

For the avoidance of doubt, in the event that Executive’s employment terminates after the Transition Bonus has already been paid, Executive shall not be entitled to any additional bonus payments set forth in the first bullet point of the Death or Disability Severance Benefits.

Additionally, upon a termination of the Executive’s employment under all the circumstances described above (a) other than in connection with a Change in Control as described in clause (b) below, (i) all then outstanding and non-vested time-based awards under any equity award plan of the Company (“Non-Vested Time Awards”) shall accelerate and become fully vested, (ii) the end of the performance periods for all then outstanding and non-vested but earned performance-based awards under any equity award plan of the Company (“Non-Vested Performance Awards”) shall be the earlier of the date of such termination and the end of the performance period and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (iii) all then outstanding and vested unexercised share option awards (“Option Awards”) shall terminate on the six month anniversary of such termination of employment (but in no event later than the maximum term of such option), and (b)  upon a termination of the Executive’s employment following the 30th day prior to the earlier of (x) the date a letter of intent ultimately leading to the signing of a definitive agreement giving rise to a Change in Control, or (y) in the absence of a letter of intent, the date of a definitive agreement giving rise to a Change in Control, (i) all Non-Vested Time Awards shall accelerate and become fully vested, (ii) the end of the performance periods for all Non-Vested Performance Awards shall be the earlier of the date of such termination and the end of the performance period and 100% any such awards deemed to be earned awards shall accelerate, become fully vested, and (ii) all Option Awards shall terminate on the six month anniversary of such termination of employment (but in no event later than the maximum term of such option). The benefits described in this paragraph are part of the Without Cause or Good Reason Severance Benefits or the Death or Disability Severance Benefits, as the case may be.

If the Executive’s employment is terminated by the Company with “Cause” or the Executive’s employment is terminated by the Executive without “Good Reason,” then the Executive shall not be entitled to any payments hereunder and all non-vested awards under any equity award plan of the Company shall

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be forfeited and terminate, except that regardless for the reason of Executive’s termination of employment, Executive shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses relating to any bonus period which has ended at the time of such termination; and
•	any rights to which the Executive is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan.

Notwithstanding anything to the contrary contained in this Policy Agreement, Executive shall not be entitled to receive either the Without Cause or Good Reason Severance Benefits or the Death or Disability Severance Benefits, as the case may be, (1) unless Executive or in the case of Executive’s death or Disability (the Executor of Executive’s estate or the Executive’s guardian) signs a general release in the form prescribed by the Company (the “General Release”), which shall be substantially in the form attached as Exhibit A, and the General Release becomes effective and irrevocable by the 55th day following Executive’s termination of employment or (2) if the Executive’s employment with the Company terminates due to mandatory retirement policy of the Company applicable to “Bona Fide Executives” under the ADEA (as defined in the General Release).

“Cause” is defined as (i) the Executive’s commission, conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense); (ii) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to the Company or its Affiliates or the Executive’s duties for the Company or its affiliates; or (iii) gross negligence or willful misconduct on the part of the Executive in the performance of the Executive’s duties as an employee, officer or member of the Company or its affiliates (that, prior to March 1, 2025, in only the case of gross negligence results in a material economic harm to the Company, and that, after March 1, 2025, in the case of either gross negligence or willful misconduct results in material economic harm to the Company).

“Change in Control” shall have the meaning ascribed to such term in (i) the Company’s 2022 Equity-Based Award Plan with respect to any equity awards governed thereby or (ii) any other equity award plan then governing equity awards subject to the terms thereof and of this Policy Agreement.

“Disability” is defined as the mental or physical incapacity of the Executive such that (i) the Executive is receiving long-term disability benefits under a Company-sponsored long-term disability policy or (ii) if clause (i) does not apply, the Executive has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing the Executive’s essential duties and responsibilities for any period of 180 days (whether or not consecutive) in any consecutive 365 day period, which shall be determined by an approved medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

“Good Reason” is defined as the occurrence of the following events without the Executive’s written consent: (i) a material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the executive officer of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) a reduction in the Executive’s rate of base salary, target annual cash

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incentive award opportunity and/or target annual long-term incentive award opportunity (provided that a material reduction in the target annual cash incentive award opportunity and/or target annual long-term incentive award opportunity alone that is offset by a corresponding increase in one or more other elements of compensation shall not constitute a “Good Reason” event if the total target compensation eligible to be earned by the Executive for such calendar year has not been materially reduced), or (iii) the relocation of the Executive’s principal workplace by more than 35 miles, but this provision shall not be triggered if the Executive is permitted to work remotely. However, an event that otherwise would constitute Good Reason shall not constitute Good Reason unless (a) Executive provides the Company with written notice, no later than 30 days after the initial occurrence of such event constituting Good Reason, indicating an intent to resign due to such event; (b) the Company does not in fact cure such event within 90 days of receiving such written notice; and (c) Executive actually terminates employment during the 30 day period after the end of the 90-day cure period. Notwithstanding the foregoing, the provisions of the Letter Agreement, and the actions resulting therefrom shall not constitute Good Reason.

Any provision of this Policy Agreement to the contrary notwithstanding, if any of the payments or benefits provided for in this Policy Agreement, together with any other payments which Executive has a right to receive from the Company or any of its affiliates, (i) constitute a “parachute payment”, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the collective payments to be made hereunder (the “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of this paragraph and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of this paragraph, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Notwithstanding the foregoing, if the Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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Any reduction to the Payment hereunder pursuant to the foregoing shall be determined by the Company based on the advice of its tax advisor.

The Payment made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

This Policy Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Policy Agreement shall be treated as a separate payment. Any payments to be made under this Policy Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A as determined by the Company based on the advice of its tax advisor. If amounts payable under this Policy Agreement do not qualify for exemption from Section 409A at the time of Executive’s separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if Executive is a “specified employee” under Section 409A, as determined by the Company based on the advice of its tax advisor, on the date of Executive’s separation from service, payment of the amounts hereunder shall be delayed for a period of six months from the date of Executive’s separation from service if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate or designated beneficiaries within 10 days after the date of Executive’s death.

Any portion of the Payment hereunder may be deferred to the extent reasonably necessary to preserve deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

This Policy Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Policy Agreement to the contrary, the Company will assign this Policy Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation.

This Policy Agreement is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan also is designed to be a “top hat” welfare benefit plan under Section 104(a)(3) of ERISA and, if ever considered a “pension plan,” it shall be a top hat pension plan.

If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Policy Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable, and not more than 60 days, following the resolution of such contest or dispute (whether or not appealed).

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To the extent U.S. Federal law does not apply, this Policy Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that exclusive venue for any litigation, action or proceeding arising from or relating to this Policy Agreement shall lie in the state or federal courts located in New York County, New York and each of the parties expressly waives any right to contest such venue for any reason whatsoever.

The Executive may not assign Executive’s interest in this Policy Agreement.

This Policy Agreement, together with the Letter Agreement, constitute the entire agreement between the parties hereto regarding its subject matter, and all prior understandings, agreements or undertakings between the parties concerning Executive’s termination of employment and severance benefits or the other subject matters of this Agreement and the Letter Agreement are superseded in their entirety by this Agreement and the Letter Agreement, including, without limitation, the Prior Agreement, any employment agreements, severance policies or severance policy agreements. Except where expressly stated in the Letter Agreement or this Policy Agreement, your terms and conditions of employment remain unchanged. Where there is conflict between any prior agreements regarding your terms and conditions of employment and the Letter Agreement or this Policy Agreement, the Letter Agreement or this Policy Agreement prevail.

[Signature Page Follows]

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In consideration of the premises and agreements set forth herein and the employment of the Executive, the undersigned agrees to be bound by this Policy Agreement.

LXP INDUSTRIAL TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin Title: Chief Executive Officer Date: May 24, 2024

ACKNOWLEDGED AND AGREED:

/s/ Beth Boulerice________________

Beth Boulerice

Date: May 24, 2024

[Signature Page to Executive Severance Policy Agreement]

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EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”), dated as of                     , 20___, by [ ], residing at the address set forth on the signature page hereof (“Executive”). Capitalized terms used herein but not defined shall have the meanings set forth in the Severance Policy Agreement, dated as of _________ __, 20__ (the “Severance Agreement”), by and between the Company and Executive.

WHEREAS, the Severance Agreement provides that, in consideration for certain payments and benefits payable to Executive in connection with certain terminations of Executive’s employment with the Company, Executive shall fully and finally release the Company and its subsidiaries and affiliates (collectively, the “Company Group”) from all claims relating to Executive’s employment relationship with the Company and the termination of such relationship.

Accordingly, the Executive agrees as follows:

1.	Release.

a.       General Release. In consideration of the Company’s obligations under the Severance Agreement and for other valuable consideration, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, trustees, directors and agents (collectively, the “Released Parties”) from any and all known and unknown claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (a) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (b) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a trustee, director, employee, officer or manager of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 1(a) shall not apply to (i) the obligations of the Company under the Severance Agreement and (ii) the obligations of the Company to continue to provide trustee/director and officer indemnification to Executive as provided in the declaration of trust, bylaws or other governing documents for the Company. Executive further agrees that the payments and benefits described in the Severance Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against the Company Group arising out of Executive’s employment relationship, Executive’s service as a trustee, director, employee, officer or manager of the Company Group and the termination thereof. The provision of the payments and benefits described in the Severance Agreement shall not be deemed an admission of liability or wrongdoing by the Company Group. [If applicable: This Section 1(a) does not apply to any Claims that Executive may have as of the date Executive signs this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 1(b) of this Release.]

b.       [If applicable: Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under the Severance Agreement, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, trustees, directors and

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agents from any and all Claims that Executive may have as of the date Executive signs this Release arising under ADEA. By signing this Release, Executive hereby acknowledges and confirms the following: (a) Executive is hereby advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (b) Executive has been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (c) Executive is providing the release and discharge set forth in this Section 1(b) only in exchange for consideration in addition to anything of value to which Executive is already entitled.]

c.       Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, trustees, directors, shareholders or agents.

2.       Cessation of Payments. To the maximum extent permitted by applicable law, in the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of the Severance Agreement or failure to honor the obligations set forth therein or (b) breaches any of the covenants or obligations contained in or incorporated into the Severance Agreement, the Company shall be entitled to cease making any payments due pursuant to the Severance Agreement.

3.       Voluntary Assent. Executive affirms that Executive has read this Release, and understands all of its terms, including the full and final release of claims set forth in Sections 1(a) and 1(b). Executive further acknowledges that (a) Executive has voluntarily entered into this Release; (b) Executive has not relied upon any representation or statement, written or oral, not set forth in this Release; (c) the only consideration for signing this Release is as set forth in the Severance Agreement; and (d) this document gives Executive the opportunity and encourages Executive to have this Release reviewed by Executive’s attorney and/or tax advisor.

4.       Revocation. This Release may be revoked by Executive within the seven-day period commencing on the date Executive signs this Release (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the Company under the Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

5.       Miscellaneous.

a.       Severability. As the provisions of this Release are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Release, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

b.       Notice. For purposes of this Release, notices, demands and all other communications provided for in this Release shall be in writing and shall be deemed to have been duly given when

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received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company, to:

LXP Industrial Trust

515 N. Flagler Drive, Suite 408

West Palm Beach, FL 33401

Attn: Lead Independent Trustee

with a copy to:

LXP Industrial Trust

515 N. Flagler Drive, Suite 408

West Palm Beach, FL 33401

Attention: General Counsel

If to Executive, to at the address set forth on the signature page hereof.

Either party may change its address for notices in accordance with this Section 5(b) by providing written notice of such change to the other party.

c.       Governing Law and Venue. This Release shall be governed by and construed in accordance with the laws of the State of New York. The Executive agrees that exclusive venue for any litigation, action or proceeding arising from or relating to this Release shall lie in the state or federal courts located in New York County, New York and the Executive expressly waives any right to contest such venue for any reason whatsoever.

d.       Benefits; Binding Effect. This Release shall be binding upon the Executive and its heirs, personal representatives, legal representatives and successors. This Release shall inure to the benefit of the Company and its legal representatives, successors and, in the case of a sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company, the Company’s assigns.

e.       Entire Agreement. This Release and the Severance Agreement constitute the entire agreement between the Executive and the Company, and all prior understandings, agreements or undertakings between the Executive and the Company concerning Executive’s termination of employment or the other subject matters of this Agreement are superseded in their entirety by this Release and the Severance Agreement.

f.        Waivers and Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Executive and the Company. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the Company of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

g.       Interpretation. As Executive has had the opportunity to consult with legal counsel, no provision of this Release shall be construed against or interpreted to the disadvantage of the Company by reason of the Company having, or being deemed to have, drafted, devised, or imposed such provision.

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h.       Incorporation of Recitals. The recitals set forth in the beginning of this Release are hereby incorporated into the body of this Release as if fully set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive has signed Executive’s name as of the day and year first above written.

Executive:

Executive’s Address:

[Signature Page to Release]

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